As filed with the Securities and Exchange Commission on October 17, 2005

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1576570
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
401 Charmany Drive
Madison, WI	53719
(Address of principal executive offices)	(Zip Code)

First Business Financial Services, Inc.
2001 Equity Incentive Plan
(Full title of the plan)

Jerome J. Smith
Chief Executive Officer
First Business Financial Services, Inc.	Copy to:
401 Charmany Drive
Madison, WI 53719	John M. Olson
(608) 238-8008	Foley & Lardner LLP
(Name, address and telephone number, including area	777 East Wisconsin Avenue
code, of agent for service)	Milwaukee, Wisconsin 53202

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock,	237,623 shares	$24.75	$5,881,169.25	$692.22
par value $0.01

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for First Business Financial Services, Inc. Common Stock as reported on The Nasdaq Stock Market on October 11, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Commission by First Business Financial Services, Inc. (the “Company”) are hereby incorporated herein by reference:

        1.     The Company’s Registration Statement on Form 10, dated April 28, 2005, as amended on June 24, 2005 and July 25, 2005.

        2.     The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

        3.     The Company’s Current Reports on Form 8-K, dated June 24, 2005 and July 18, 2005.

        4.     The description of the Company’s Common Stock contained in Item 11 of the Company’s Registration Statement on Form 10, dated April 28, 2005, as amended on June 24, 2005 and July 25, 2005, and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article VII of the Company’s Amended and Restated Bylaws provides that, to the fullest extent authorized by the Wisconsin Business Corporation Law, the Company shall indemnify all directors and officers of the Company, and any person who is serving at the Company’s request as a director, officer, partner, trustee, member of any committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc. and inures to the benefit of their heirs, executors and administrators.

        In addition, the Bylaws provide that a director or officer of the Company shall not be personally liable to the Company or its shareholders, or any person asserting rights on their behalf, for monetary damages for breach or failure to perform any duty unless the person asserting liability proves that the breach or failure to perform constitutes (i) a willful failure to deal fairly with the Company or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct. The Bylaws further provide that if the Wisconsin Business Corporation Law should be amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the liability of such persons shall automatically be so eliminated or limited to the fullest extent permitted.

        Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

        The Company maintains a director and officer liability insurance policy providing for insurance on behalf of any person who is or was a director or officer of the Company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurer’s limit of liability under the policy is $10.0 million for each insured loss and $10.0 million in the aggregate for all insured losses for the policy period. The policy contains various reporting requirements and exclusions.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit
(4.1)	Provisions of the Amended and Restated Articles of Incorporation of the Company
defining the rights of holders of capital stock (incorporated by reference to Exhibit
3.1 to the Company's Registration Statement on Form 10 filed on April 28, 2005)
(4.2)	Provisions of the Bylaws of the Company, as amended, defining the rights of holders of capital stock (incorporated by reference to Exhibit 3.2 to the Company's
Registration Statement on Form 10 filed on April 28, 2005)
(4.3)	The Company's 2001 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form 10 filed on April 28, 2005)

Exhibit No.	Exhibit

(4.4)	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the
Company's Registration Statement on Form 10 filed on April 28, 2005)
(5)	Opinion of Foley & Lardner LLP
(23.1)	Consent of KPMG LLP
(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)
(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

All documents incorporated by reference are to Commission File No. 0-51028.

Item 9. Undertakings.

        (a)     The undersigned Registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on October 17, 2005.

FIRST BUSINESS FINANCIAL SERVICES, INC.
By: /s/ Jerome J. Smith
Jerome J. Smith
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Jerome J. Smith, Corey A. Chambas and James F. Ropella, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jerome J. Smith	Chief Executive Officer and	October 17, 2005
Jerome J. Smith	Director (Principal Executive
Officer)

/s/ James F. Ropella	Senior Vice President and Chief	October 17, 2005
James F. Ropella	Financial Officer (Principal
Financial and Accounting Officer)

/s/ Charles H. Thompson		October 17, 2005
Charles H. Thompson	Chairman of the Board and Director

/s/ Leland C. Bruce	Director	October 17, 2005
Leland C. Bruce

Signature	Title	Date

/s/ Mark D. Bugher	Director	October 17, 2005
Mark D. Bugher

Director
Corey A. Chambas

/s/ Jan A. Eddy	Director	October 17, 2005
Jan A. Eddy

Director
Loren Mortenson

/s/ Dean W. Voeks	Director	October 17, 2005
Dean W. Voeks

/s/ Gary E. Zimmerman	Director	October 17, 2005
Gary E. Zimmerman

EXHIBIT INDEX

FIRST BUSINESS FINANCIAL SERVICES, INC.
2001 EQUITY INCENTIVE PLAN

Exhibit No.	Exhibit
(4.1)	Provisions of the Amended and Restated Articles of Incorporation of the Company
defining the rights of holders of capital stock (incorporated by reference to Exhibit
3.1 to the Company's Registration Statement on Form 10 filed on April 28, 2005)
(4.2)	Provisions of the Bylaws of the Company, as amended, defining the rights of holders of capital stock (incorporated by reference to Exhibit 3.2 to the Company's
Registration Statement on Form 10 filed on April 28, 2005)
(4.3)	The Company's 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form 10 filed on April 28, 2005)
(4.4)	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the
Company's Registration Statement on Form 10 filed on April 28, 2005)
(5)	Opinion of Foley & Lardner LLP
(23.1)	Consent of KPMG LLP
(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)
(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

All documents incorporated by reference are to Commission File No. 0-51028.